On December 12, 2021, Parsec Capital Acquisitions Corp.(the Company) erroneously requested Nasdaq to file
Form 25 pursuant to Rule 12d2-2(a)(2) to strike the units from listing and registration.
On December 14, 2021, the Company requested that
 units not be delisted because the units
are not being redeemed or mandatorily separated.
Nasdaq is filing this amended Form 25 to inform the public and the unit holders that the units will not be delisted and will remain listed on Nasdaq.
Trading of the units will recommence on December 27, 2021.